UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 8, 2010

TRUEBLUE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)

(253) 383-9101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Director

On December 8, 2010, TrueBlue, Inc. (the “Company”) appointed Jeffrey B. Sakaguchi to the Company’s Board of Directors. Mr. Sakaguchi, 50, has extensive experience helping companies improve performance and build markets. His business background includes serving as managing partner of Accenture’s North American Energy Strategy Practice and as a senior manager specializing in organizational performance and execution at McKinsey & Company. He currently serves as chairman of the board of the Greater Los Angeles Chapter of the American Red Cross. Mr. Sakaguchi will serve as an independent director, until the Company’s upcoming 2011 annual meeting of shareholders, at which time Mr. Sakaguchi will be standing for re-election for a term to expire at the Company’s following annual meeting of shareholders. Mr. Sakaguchi will serve on the Company’s Compensation Committee and the Company’s Nominating and Governance Committee.

There are no arrangements or understandings between Mr. Sakaguchi and any other persons pursuant to which Mr. Sakaguchi was selected as a director. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, with the Company to which Mr. Sakaguchi was or is to be a party, in which Mr. Sakaguchi, or any member of her immediate family, has a direct or indirect material interest.

Item 7.01.	Regulation FD Disclosure.

On December 13, 2010, the Company issued a press release (the “Press Release”) relating to the appointment of Jeffrey B. Sakaguchi to the Company’s Board of Directors, attached to this report as Exhibit 99.1. The Press Release is being furnished pursuant to Regulation FD.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of the Company dated December 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC.
(Registrant)

Date: December 13, 2010	By:	/s/ James E. Defebaugh
James E. Defebaugh
Executive Vice President,
General Counsel and Secretary